Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

GALERA THERAPEUTICS, INC.

(Pursuant to Sections 141 and 242 of the

General Corporation Law of the State of Delaware)

Galera Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

1. This Certificate of Amendment amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 12, 2019 (the “Certificate of Incorporation”).

2. Article NINTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

Any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.

3. This amendment was duly adopted in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on this 12th day of May, 2026.

GALERA THERAPEUTICS, INC.

By:	/s/ J. Mel Sorensen
Name: J. Mel Sorensen
Title: President and Chief Executive Officer